Exhibit 10.2

GOLDMAN SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | TEL: 212-902-1000

Opening Transaction
To:	Dollar Tree Stores, Inc. 500 Volvo Parkway Chesapeake, VA 23320
From:	Goldman, Sachs & Co.
Subject:	Accelerated Stock Buyback
Ref. No:	As provided in the Supplemental Confirmation
Date:	December 8, 2006

This master confirmation (“Master Confirmation”) dated as of December 8, 2006 is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and Dollar Tree Stores, Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Annex A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and GS&Co. as to the subject matter and terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty and GS&Co., with a “Threshold Amount” of USD50 million and (v) the amendment of Section 5(a)(vi) to delete the phrase “or becoming capable at such time of being declared” in the seventh line thereof).

For each Transaction, all provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and the Supplemental Confirmation relating to such Transaction except as expressly modified herein or in such Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.

1.  On the third Clearance System Business Day following the Trade Date for each Transaction (the “Initial Settlement Date”), GS&Co. will deliver to Counterparty a number of Shares equal to the Number of Shares for the relevant Transaction, and Counterparty will pay to GS&Co. cash in immediately available funds in an amount to be specified in the Supplemental Confirmation (the “Initial Purchase Price”) equal to the product of the Initial Share Price (as set forth below) and the Number of Shares. The additional terms of each Transaction set forth below are intended to be in substance and effect an adjustment to the Initial Purchase Price. Solely for the purposes of the Equity Definitions, each Transaction shall be treated as if it were a Share Forward Transaction. However, the parties acknowledge that the Transaction is a Share buyback transaction and is not intended to effect a net issuance of shares or raise equity capital for Counterparty. Set forth below are the terms and conditions which, together with the terms and conditions set forth in each Supplemental Confirmation (in respect of each relevant Transaction), shall govern each such Transaction.

General Terms:
Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.
Seller:	Counterparty
Buyer:	GS&Co.
Shares:	Shares of common stock, $1.00 par value, of Counterparty (Ticker: DLTR)
Initial Share Price:	For each Transaction, as set forth in the Supplemental Confirmation.
Forward Price:	For each Transaction, the Initial Share Price for such Transaction.
Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Exchange:	NASDAQ Global Select Market
Related Exchange(s):	All Exchanges
Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof with the words “at any time on any Scheduled Trading Day during the Valuation Period or” after the word “material”.

Valuation:
Valuation Period:

Each Scheduled Trading Day during the period commencing on and including the First Valuation Date, to and including the Valuation Date (but excluding any day(s) on which the Valuation Period is suspended in accordance with Section 5 herein).

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs in the Valuation Period, the Calculation Agent may postpone the Valuation Date. In such event, the Calculation Agent must determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted Day shall not be included for purposes of determining the Settlement Price, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period shall be adjusted by the Calculation Agent for purposes of determining the Settlement Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Valuation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its discretion, may either (i) deem such ninth Scheduled Trading Day to be an Exchange Business Day and determine the VWAP Price for such ninth Scheduled Trading Day and adjust the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period as it deems appropriate for purposes of determining the Settlement Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) disregard such day for purposes of determining the Settlement Price and further postpone the Valuation Date as it deems appropriate to determine the VWAP Price.

First Valuation Date:	For each Transaction, as set forth in the Supplemental Confirmation.
Valuation Date:

For each Transaction, the Scheduled Valuation Date set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof); provided that GS&Co. shall have the right to designate any date (the “Accelerated Valuation Date”) on or after the First Acceleration Date to be the Valuation Date by providing notice to Counterparty of any such designation on such date.

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Settlement Terms:
Settlement Currency:	USD
Settlement Method Election:

Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (b) in the event that GS&Co. would be obligated to deliver to Counterparty any Shares under Net Share Settlement, Cash Settlement shall be applicable in lieu of Net Share Settlement.

Electing Party:	Counterparty
Settlement Method Election Date:	The earlier of (i) the fifth Scheduled Trading Day immediately prior to the originally scheduled Valuation Date and (ii) the Accelerated Valuation Date, as the case may be.
Default Settlement Method:	Cash Settlement
Forward Cash Settlement Amount:	An amount in the Settlement Currency equal to the Number of Shares multiplied by an amount equal to (i) the Settlement Price minus (ii) the Forward Price.
Settlement Price:	The arithmetic mean of the VWAP Prices of the Shares for each Scheduled Trading Day in the Valuation Period minus the Settlement Price Adjustment Amount.
Settlement Price Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.
VWAP Price:

For any Exchange Business Day, as determined by the Calculation Agent based on the NASDAQ 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “DLTR.Q <Equity> AQR_SEC” (or any successor thereto). For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Counterparty’s Contact Details
for Purpose of Giving Notice:	Kent Kleeberger
500 Volvo Parkway
Chesapeake, VA 23320
GS&Co.’s Contact Details for
Purpose of Giving Notice:	Telephone No.: (212) 902-8996
Facsimile No.: (212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Tracey McCabe
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.: (212) 357-0428
Facsimile No.: (212) 902-3000

Net Share Settlement:
Net Share Settlement Procedures:	Net Share Settlement shall be made in accordance with the procedures attached hereto as Annex B.
Net Share Settlement Price:

The Relevant Price on the Net Share Valuation Date, as reduced by the per Share amount of the underwriting discount and/or commissions agreed to pursuant to the equity underwriting agreement contemplated by the Net Share Settlement Procedures.

Valuation Time:

As provided in Section 6.1 of the Equity Definitions; provided that Section 6.1 of the Equity Definitions is hereby amended by inserting the words “Net Share Valuation Date,” before the words “Valuation Date” in the first and third lines thereof.

Net Share Valuation Date:	The Exchange Business Day immediately following the Valuation Date.
Net Share Settlement Date:	The third Exchange Business Day immediately following the Valuation Date.
Reserved Shares:	Initially, 700,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.
Relevant Price:

As provided in Section 1.23(b) of the Equity Definitions; provided that Section 1.23(b) of the Equity Definitions is hereby amended by replacing each occurrence therein of “the Valuation Date or Averaging Date, as the case may be,” with the term “such day.”

Share Adjustments:
Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
Extraordinary Dividend:

For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions).

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events and Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Component Adjustment
Determining Party:	GS&Co.
Tender Offer:	Applicable
Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of a Merger Event, a Tender Offer, a Nationalization, an Insolvency or a Delisting, Cancellation and Payment applies to one or more Transactions hereunder (whether in whole or in part), an Additional Termination Event (with the Transactions (or portions thereof) to which Cancellation and Payment applies being the Affected Transactions, Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transactions would be cancelled pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transactions.

Additional Disruption Events:

(a) Change in Law:	Applicable
(b) Insolvency Filing:	Applicable
(c) Loss of Stock Borrow:

Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions shall be amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero”.

Hedging Party:	GS&Co.
Determining Party:	GS&Co.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Additional Disruption Event, any Transaction is cancelled or terminated, an Additional Termination Event (with such terminated Transaction(s) being the Affected Transaction(s), Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transaction(s) would be cancelled or terminated pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Non-Reliance/Agreements and
Acknowledgments Regarding
Hedging Activities/Additional
Acknowledgements:    Applicable
Net Share Settlement Upon
Early Termination:

Counterparty shall have the right, in its sole discretion, in lieu of making any payment required to be made by it (the “Early Termination Amount”) pursuant to Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Transaction (other than any Early Termination Date occurring as a result of a Share-for-Other or Share-for-Combined Merger Event or Tender Offer in respect of the portion of the consideration for the Shares consisting of cash), elect to settle its obligation to pay the Early Termination Amount in Shares in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GS&Co. of such election on the day that the notice fixing an Early Termination Date is effective. If Counterparty elects Net Share Settlement under such circumstances: (a) the Net Share Valuation Date shall be the Early Termination Date, which shall be either the Exchange Business Day that such notice is effective or the first Exchange Business Day immediately following the Exchange Business Day that such notice is effective, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Early Termination Date and (c) all references to Forward Cash Settlement Amount in Annex B hereto shall be deemed references to the Early Termination Amount.

Transfer:

Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. whose obligations are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.

Counterparty Payment Instructions:	To be provided by Counterparty

2.  Calculation Agent: GS&Co.; provided that any disagreement regarding any determination made by the Calculation Agent shall be resolved in accordance with Section 20 of this Master Confirmation.

3.  Representations, Warranties and Covenants of GS&Co. and Counterparty. In addition to the representations and warranties in the Agreement, each party represents, warrants and covenants to the other party that:

(a)  Eligible Contract Participant. (i) It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act, as amended and (ii) is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)  Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction not with a view to the distribution or resale thereof in a manner that would violate the Securities Act and (iv) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4.  Additional Representations, Warranties and Covenants of GS&Co. In addition to the representations, warranties and covenants in the Agreement and those contained herein, GS&Co. hereby represents, warrants and covenants to Counterparty that:

(a)  with respect to purchases of Shares by GS&Co. in connection with any Transaction during the Valuation Period for such Transaction (other than any purchases made by GS&Co. in connection with dynamic hedge adjustments of GS&Co.’s exposure to any Transaction as a result of any equity optionality contained in such Transaction), GS&Co. will use good faith efforts to effect such purchases in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond GS&Co.’s control;

(b)  it will conduct its purchases in connection herewith in a manner that would not be deemed to constitute a tender offer within the meaning of Section 14(d)(1) of the Exchange Act; and

(c)  for the avoidance of doubt, GS&Co. has implemented reasonable policies and procedures, taking into consideration the nature of its business, to ensure that individuals making investment decisions would not violate laws prohibiting trading on the basis of material nonpublic information. Such individuals shall not be in possession of material nonpublic information during all relevant times beginning on the date hereof and continuing through the Valuation Period for any Transaction.

5.  Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement and those contained herein, as of (i) the date hereof and (ii) the period of time from the Trade Date for each Transaction hereunder until the time that each party has fully performed all of its obligations under such Transaction, Counterparty represents, warrants and covenants to GS&Co. that:

(a)  assuming the accuracy of the representations by GS&Co. in Section 4(b) hereof, the purchase or writing of each Transaction and the transactions contemplated hereby do not and will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(b)  it is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(c)  (i) each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program; (ii) its Board of Directors has approved the use of derivatives to effect the Share buy-back program; and (iii) Counterparty shall immediately retire the Shares purchased in any Transaction;

(d)  without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 128, 133 (as amended), 149 or 150, EITF 00-19, 01-6 or 03-6 (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(e)  Counterparty is in compliance with its reporting obligations under the Exchange Act in all material respects and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f)  Counterparty shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable;

(g)  Counterparty is not, and will not be, engaged in a “distribution” of Shares or securities that are convertible into, or exchangeable or exercisable for Shares for purposes of Regulation M promulgated under the Exchange Act (“Regulation M”) at any time during the period commencing on the first day of the Valuation Period and ending on the last day of the Valuation Period or, in the event GS&Co. designates an Accelerated Termination Date or either party designates an Early Termination Date or an Early Termination Date is deemed to occur, the 15th Exchange Business Day immediately following such Accelerated Termination Date or Early Termination Date, as the case may be, or such earlier day as elected by GS&Co. and communicated to Counterparty on such day (the “Relevant Period”) unless Counterparty has provided written notice to GS&Co. of such distribution (a “Regulation M Distribution Notice”) not later than the Scheduled Trading Day immediately preceding the first day of the relevant “restricted period” (as defined in Regulation M); Counterparty acknowledges that any such notice may cause the Valuation Period to be extended or suspended pursuant to Section 6 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 below;

(h)  Counterparty acknowledges that each Transaction is a derivatives transaction in which it has granted GS&Co. an option; GS&Co. may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction;

(i)  on the Trade Date for each Transaction and on each day of the Valuation Period for such Transaction, Counterparty is not and will not be “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation;

(j)  Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k)  with the exception of the Collared Accelerated Stock Buyback transaction (the “Collared ASB Transaction”) evidenced by the confirmation dated December 8, 2006 between Counterparty and GS&Co. and the Supplemental Confirmation thereto dated December 8, 2006, it has not and, during the Relevant Period for any Transaction, will not enter into agreements similar to the Transactions described herein where any initial hedge period (however defined), the valuation period (however defined) or the relevant period (however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, valuation period or relevant period as provided in the relevant agreements) with any Relevant Period under this Master Confirmation. In the event that the initial hedge period, valuation period or relevant period in any other similar transaction overlaps with any Relevant Period under this Master Confirmation as a result of an extension of the Valuation Date pursuant to Section 5 herein, Counterparty shall promptly amend such transaction to avoid any such overlap.

6.  Suspension of Valuation Period.

(a)  If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on a day no later than the Scheduled Trading Day immediately preceding the start of the relevant restricted period, provide GS&Co. with a Regulation M Distribution Notice. Upon the effectiveness of such Regulation M Distribution Notice, GS&Co. shall halt any purchase of Shares in connection with hedging any Transaction during the relevant restricted period (other than any purchases made by GS&Co. in connection with dynamic hedge adjustments of GS&Co.’s exposure to any Transaction as a result of any equity optionality contained in such Transaction). If on any Scheduled Trading Day Counterparty delivers the Regulation M Distribution Notice in writing (and confirms by telephone) by 8:30 a.m. New York City time (the “Notification Time”) then such notice shall be effective as of such Notification Time. In the event that Counterparty delivers such Regulation M Distribution Notice in writing and/or confirms by telephone after the Notification Time, then such notice shall be effective as of 8:30 a.m. New York City time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co. Upon the effectiveness of such Regulation M Distribution Notice, the Valuation Period shall be suspended and the Valuation Date shall be postponed for each Scheduled Trading Day in such restricted period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 below, including, without limitation, the requirement that such notice be made at a time at which none of Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)  In the event that GS&Co. reasonably concludes, in its good faith discretion, based on advice of outside legal counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Valuation Period, GS&Co. may by written notice to Counterparty (confirmed by telephone) elect to suspend the Valuation Period for such number of Scheduled Trading Days as is specified in the notice; provided that GS&Co. may exercise this right to suspend only in relation to events or circumstances that are unknown to it or any of its affiliates at the Trade Date of any Transaction, occur within the normal course of its or any of its affiliates’ businesses, and are not the result of deliberate actions of it or any of its affiliates with the intent to avoid its obligations under the terms of any Transaction. The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Valuation Period. The Valuation Period shall be suspended and the Valuation Date shall be postponed for each Scheduled Trading Day occurring during any such suspension.

(c)  In the event that the Valuation Period is suspended pursuant to Section 6(a) or (b) above during the regular trading session on the Exchange, such suspension shall be deemed to be an additional Market Disruption Event, and the second and third paragraphs under “Valuation Period” shall apply.

7.  10b5-1 Plan. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

(a) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b) Counterparty will not seek to control or influence GS&Co. to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

8.  Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period (as extended pursuant to the provisions hereof). During this time, any such purchases by Counterparty shall be made through GS&Co., or if not through GS&Co., with the prior written consent of GS&Co. (which shall not be unreasonably withheld), and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. reasonably believe is in compliance with applicable requirements. However, the foregoing shall not limit Counterparty’s ability, pursuant to its employee incentive plan, to re-acquire Shares in connection with the related equity transactions or to limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transaction or otherwise restrict Counterparty’s ability to repurchase Shares under privately negotiated transactions with any of its employees, officers, directors or affiliates, so long as any re-acquisition, withholding or repurchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18). Furthermore, this Section shall not restrict any purchase by Counterparty of Shares effected during any suspension of any Valuation Period in accordance with Section 6(b).

9.  Additional Termination Event. The declaration of any Extraordinary Dividend by the Issuer during the Valuation Period for any Transaction will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

10.  Additional Event of Default. The following occurrence will constitute an Event of Default for purposes of Section 5(a) of the Agreement (with Counterparty considered to be the Defaulting Party): Counterparty fails to perform any obligation required to be performed under any other agreement between Counterparty and GS&Co. or its affiliated entities.

11.  Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement:

(a)  If a Termination Price is specified in one or more Supplemental Confirmations, then an Additional Termination Event with Counterparty as the sole Affected Party and all Transactions to which such Supplemental Confirmations relate as Affected Transactions will automatically occur without any notice or action by GS&Co. or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price. The Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.

(b)  Notwithstanding anything to the contrary in Section 6(d) of the Agreement, following the occurrence of such an Additional Termination Event, GS&Co. will notify Counterparty of the amount owing under Section 6(e) of the Agreement within a commercially reasonable time period (with such period based upon the amount of time, determined by GS&Co. (or any of its Affiliates) in its sole discretion, that it would take to unwind any of its Hedge Position(s) related to the Transaction in a commercially reasonable manner based on relevant market indicia). For purposes of the “Net Share Settlement Upon Early Termination” provisions herein, the date that such notice is effective shall constitute the Net Share Valuation Date and the Early Termination Date.

12.  Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions, Counterparty shall,

(a) prior to the opening of trading in the Shares on any day during any Valuation Period on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;

(b) promptly notify GS&Co. following any such announcement that such announcement has been made;

(c) promptly provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6; and

(d) GS&Co. in good faith and commercially reasonable discretion may (i) suspend the Valuation Period and postpone the Valuation Date or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

13.  Special Calculation and Settlement Following Early Termination. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation hereunder, in the event that an Early Termination Date occurs or is designated with respect to one or more Transactions (each an “Elected Transaction” and collectively, the “Elected Transactions”), then GS&Co. may elect, in its sole discretion, by notice to Counterparty, to have Counterparty deliver the Number of Early Settlement Shares to GS&Co. on the date that such notice is effective and either (x) GS&Co. shall pay to Counterparty the Special Termination Amount, if such amount is positive, or (y) Counterparty shall either (1) pay to GS&Co. the absolute value of the Special Termination Amount, if such amount is negative, or (2) elect for the provisions set forth opposite “Net Share Settlement Upon Early Termination” to apply except that all references in such provision to “the Early Termination Amount” shall be replaced with references to “the Special Termination Amount”.

To the extent that Counterparty elects to deliver Early Settlement Shares to GS&Co. accompanied by an effective Registration Statement (as defined in Annex B and satisfactory to GS&Co. in its reasonable discretion) covering such Shares, Counterparty must be in compliance with the conditions specified in paragraph 3 in Annex B hereto at the time of such delivery. If Counterparty elects to deliver Unregistered Settlement Shares (as defined in Annex B) to GS&Co., Counterparty and GS&Co. will negotiate in good faith on acceptable procedures and documentation relating to the sale of such Unregistered Settlement Shares. Counterparty and GS&Co. agree that the payment of the Special Termination Amount and the delivery of the Early Settlement Shares satisfy in full any obligation of a party to make any payments pursuant to Section 6(e) of the Agreement or Article 12 of the Equity Definitions, as the case may be, in respect of the Elected Transactions.

“Number of Early Settlement Shares” means a number of Shares (“Early Settlement Shares”) as determined by GS&Co. in a good faith and commercially reasonable manner based on its or any of its Affiliates’ Hedge Positions with respect to the Elected Transactions under this Master Confirmation.

“Special Termination Amount” means the sum of (a) the product of (i) the Number of Early Settlement Shares multiplied by (ii) a per Share price (the “Early Termination Price”) determined by GS&Co. in a good faith and commercially reasonable manner based on relevant market indicia, including GS&Co.’s funding costs associated with Early Settlement Shares and costs incurred or estimated to be incurred by GS&Co. in connection with the purchase and sale of Shares in order to close out GS&Co.’s or any of its Affiliates’ Hedge Positions with respect to each Affected Transaction and, in the event that Counterparty delivers Unregistered Shares to GS&Co., whether GS&Co. and Counterparty have agreed on acceptable procedures and documentation relating to such Unregistered Shares as described above and (b) any amount owing under Section 6(e) of the Agreement, in respect of the Elected Transactions by GS&Co. to Counterparty (expressed as a positive number) or by Counterparty to GS&Co. (expressed as a negative number).

14.  Acknowledgments. The parties hereto intend for:

(a)  each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 555, 556, 560 and 561 of the Bankruptcy Code;

(b)  the Agreement to be a “master netting agreement” as defined in Section 101 (38A) of the Bankruptcy Code;

(c)  a party’s right to liquidate or terminate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code);

(d)  any cash, securities or other property transferred as performance assurance, credit support or collateral with respect to each Transaction to constitute “margin payments” (as defined in the Bankruptcy Code); and

(e)  all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

15.  Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral.

16.  Calculations on Early Termination and Set-Off.

(a)  Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the calculation of any Settlement Amounts or Unpaid Amounts shall be calculated separately for (A) all Terminated Transactions in the Shares of the Issuer that qualify as equity under applicable accounting rules (collectively, the “Equity Shares”) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Issuer (collectively, the “Other Shares”) and the netting and set-off provisions of the Agreement shall only operate to provide netting and set-off (i) among Terminated Transactions in the Equity Shares and (ii) among Terminated Transactions in the Other Shares. In no event shall the netting and set-off provisions of the Agreement operate to permit netting and set-off between Terminated Transactions in the Equity Shares and Terminated Transactions in the Other Shares.

(b)  The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or an Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 16.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 16 shall be effective to create a charge or other security interest. This Section 16 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(c) Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey rights to GS&Co. senior to claims of common stockholders in the event of Counterparty’s bankruptcy.

17.  Payment Date upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.

18.  Delivery on Initial Settlement Date. For the avoidance of doubt, GS&Co. may satisfy its obligation to deliver Shares on the Initial Settlement Date by making separate deliveries of Shares at more than one time on the Initial Settlement Date, so long as the aggregate number of Shares so delivered is equal to the Number of Shares.

19.  Claim in Bankruptcy. GS&Co. agrees that in the event of the bankruptcy of Counterparty, GS&Co. shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty.

20.  Governing Law. The Agreement, this Master Confirmation and each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

21.  Offices.

(a)  The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.

(b)  The Office of Counterparty for each Transaction is: 500 Volvo Parkway, Chesapeake, Virginia 23320.

22.  Arbitration.

(a)  All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)  Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)  The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)  The arbitrators do not have to explain the reason(s) for their award.

(e)  The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)  The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)  The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h)  Counterparty agrees that any and all controversies that may arise between Counterparty and GS & Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i)  No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j)  Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

23.  Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By: /s/ Conrad Langenegger

Authorized Signatory

Agreed and accepted by:

DOLLAR TREE STORES, INC.

By: /s/ Kent A. Kleeberger
Name: Kent A. Kleeberger
Title: Senior Vice-President and CFO

ANNEX A

SUPPLEMENTAL CONFIRMATION
To:	Dollar Tree Stores, Inc. 500 Volvo Parkway Chesapeake, VA 23320
From:	Goldman, Sachs & Co.
Subject:	Accelerated Stock Buyback
Ref. No:	[Insert Reference No.]
Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Dollar Tree Stores, Inc. (“Counterparty” and together with GS&Co., the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of December 8, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ], 2006
First Valuation Date:	[The first day of the Calculation Period with respect to the Collared ASB Transaction.]
Initial Share Price:	USD[ ] per Share.
Scheduled Valuation Date:	[ ]
First Acceleration Date:	[The First Acceleration Date for the Collared ASB Transaction.]
Number of Shares:	[ ]
Settlement Price Adjustment Amount:	USD[ ] per Share
Initial Purchase Price:	USD[50,000,000]
[Termination Price:	USD[ ] per Share]
[Increase/Decrease in Reserved Shares]:	[ ] Shares

3. Counterparty represents and warrants to GS&Co. that neither it (nor any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act) have made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date other than through GS&Co.

A-1

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.

By: ___________________________________

Authorized Signatory

Agreed and accepted by:

DOLLAR TREE STORES, INC.

By: __________________________________________
Name:
Title:

A-2

ANNEX B

NET SHARE SETTLEMENT PROCEDURES

1. The following Net Share Settlement Procedures shall apply to the extent that Net Share Settlement applies under the Master Confirmation:

2. Net Share Settlement shall be made by delivery on the Net Share Settlement Date of a number of Shares satisfying the conditions set forth in paragraph 3 below with a value equal to the Forward Cash Settlement Amount (the “Registered Settlement Shares”), with such Shares’ value based on the Net Share Settlement Price, or a number of Shares not satisfying such conditions with a value equal to the Forward Cash Settlement Amount (the “Unregistered Settlement Shares”), with such Shares’ value based on the value thereof to GS&Co. (which value shall take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a) a registration statement covering public resale of the Registered Settlement Shares by the GS&Co. (the “Registration Statement”) shall have been filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to GS&Co., in such quantities as GS&Co. shall reasonably have requested, on or prior to the date of delivery;

(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to GS&Co.;

(c) as of or prior the date of delivery, GS&Co. and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to GS&Co., in its discretion; and

(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with GS&Co. in connection with the public resale of the Registered Settlement Shares by GS&Co. substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to GS&Co., which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates.

4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a) all Unregistered Settlement Shares shall be delivered to GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b) as of or prior to the date of delivery, GS&Co. and any potential purchaser of any such shares from GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) identified by GS&Co. shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); and

B-1

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to GS&Co., which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for GS&Co., and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

5. GS&Co., itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to GS&Co. pursuant to paragraph 6 below commencing on the Net Share Settlement Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by GS&Co., is equal to the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by GS&Co., the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the Forward Cash Settlement Amount, GS&Co. will refund, in U.S. Dollars, such excess to Counterparty on the date that is three (3) Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, GS&Co. shall return to Counterparty on that date such unsold Shares.

6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the Forward Cash Settlement Amount (the amount in U.S. Dollars by which the Net Proceeds are less than the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to GS&Co., through the Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to GS&Co. additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by GS&Co. in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to GS&Co. further Makewhole Shares until such Shortfall has been reduced to zero.

7. Notwithstanding the foregoing, in no event shall the number of Settlement Shares, be greater than the Reserved Shares minus the amount of any Shares actually delivered under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

B-2

A - B

Where	A = the number of authorized but unissued shares of the Issuer that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

Forward to Exhibit 10.3

Return to Form 10K